F O R M  4                U.S. SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C. 20549
[ ]  Check this box if                       OMB APPROVAL
     no longer subject                       OMB Number                3235-0287
     to Section 16                           Expires:         September 30, 1998
                                             Estimated ave. burden
                                             hours per response _____        0.5

                Filed pursuant to Section 16(a) of the Securities
                Exchange Act of 1934, Section 17(a) of the Public
                     Utility Holding Company Act of 1935 or
                Section 30(f) of the Investment Company Act 1940

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1.Name and Address of                       2.Issuer Name and Ticker                   6.Relationship of Reporting
  Reporting Person*                             or Trading Symbol                        Person to Issuer (check
                                               Aviation Group, Inc.                           all Applicable)
                                                     "AVGP"

 Sanders   Lee         Barnett                   ###-##-####                 3-00        X  Director        X  10% Owner
---------------------------------------  -----------------------    -----------------   ---                ---
 (Last)    (First)     (MI)                3.IRS or Soc.Sec.No.       4.Statement for    X  Officer            Other
                                           of Reporting Person        Month/Year        --- (Give title    ---
                                              (Voluntary)                               (Give title        (Specify
                                                                                         below)             below)
700 North Pearl, #2170
---------------------------------------------------------                               --------------------------------
(Street)                                                        ----------------
                                                                 5.If Amendment,        7.Individual or Joint/Group
                                                                   Date of Original       Filing (Check Applicable
Dallas, Texas  75201                                               (Month/Year)           Line)
-------------------------------------------------------
(City) (State) (Zip)                                                                           X  Form filed by One
                                                                                              --- Reporting Person

                                                                                                  Form filed by More
                                                                                              --- than one Reporting
                                                                                                  Person


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 Table I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned
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1. Title of Security                        2. Transaction             3. Transaction       4. Security Acquired (A)
     (Inst.3)                                  Date                       Code                 or Disposed of (D)
                                               (Month/                    (Instr.8)            (Inst.3, 4 & 5)
                                               Day/Yr)                  ------------------------------------------------
                                                                                                         (A)
                                                                          Code    V        Amount        (D)    Price

$.01 Common Stock                                3/02/00                    S               10,000         D      4.00
-----------------------------------------  -------------------          ------- -----  ----------------  ----  ---------

-----------------------------------------  -------------------          ------- -----  ----------------  ----  ---------

-----------------------------------------  -------------------          ------- -----  ----------------  ----  ---------

-----------------------------------------  -------------------          ------- -----  ----------------  ----  ---------

-----------------------------------------  -------------------          ------- -----  ----------------  ----  ---------

-----------------------------------------  -------------------          ------- -----  ----------------  ----  ---------

5.  Amount of Securities                    6.  Ownership Form                          7.  Nature of Indirect
     Beneficially Owned at                      Direct (D) or                               Beneficial Ownership
     at End of Month                            Indirect (I)                                (Inst. 4)
     (Inst. 3 & 4)

990,000                                           D
---------------------------------------      ------------------------------             -----------------------------

---------------------------------------      ------------------------------             -----------------------------

---------------------------------------      ------------------------------             -----------------------------

---------------------------------------      ------------------------------             -----------------------------

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---------------------------------------      ------------------------------             -----------------------------

Reminder: Report on a separate line for each class securities owned directly or indirectly. *If the form is filed by more than one reporting person, see Instruction 4(b)(v).


FORM 4 (continued)
Page 2
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
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             Table II - Derivative Securities Acquired, Disposed of,
                    or Beneficially Owned (e.g., puts, calls,
                    warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------
1. Title of                                   2. Conversion            3. Transaction            4. Transaction
   Derivative                                    or Exercise              Date (Month              Code
   Security                                      Price of                 (Day/Year)               (Instr. 8)
   (Instr.3)                                     Derivative
                                                 Security                                           Code            V

AVGP Common Stock Warrants (2)                    $1.50                    2/28/00                       A
------------------------------------------     --------------------    ----------------          ---------------  ------

------------------------------------------     --------------------    ----------------          ---------------  ------

------------------------------------------     --------------------    ----------------          ---------------  ------

------------------------------------------     --------------------    ----------------          ---------------  ------

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


5.  Number of Derivative                    6. Date Exercisable                 7.  Title & Amount of
     Securities Acquired                       & Expiration Date                    Underlying Securities
     (A) or Disposed of (D)                    (Mon./Day/Year)                      (Inst. 3 & 4)
     (Instr. 3, 4 & 5)
------------------------------------------------------------------------------------------------------------------------
       (A)             (D)                  Date          Expiration                 Title        Amount or number
                                            Exercisable   Date                                    of Shares

     250,000                                  2/28/00       2/28/05             $.01 Common          250,000
-----------------  -----------------        ------------ --------------         --------------    ----------------------

-----------------  -----------------        ------------  -------------         --------------    ----------------------

-----------------  -----------------        ------------  -------------         --------------    ----------------------

-----------------  -----------------        ------------  -------------         --------------    ----------------------

-----------------  -----------------        ------------  -------------         --------------    ----------------------


8. Price of Derivative     9. Number of Derivative Securities     10. Ownership Form of       11. Nature of Indirect
   Security (Inst.5)          Beneficially Owned at end of            Derivative Security         Beneficial
                              Month (Instr. 4)                        Direct (D) or               Ownership (Instr.4)
                                                                      Indirect (I) (Instr.4)

    $1.50                            313,333                                   D
-----------------------    -----------------------------------    --------------------------  --------------------------

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
Explanation of Responses

(2)  Received from Company pursuant to exemption under Rule 16b-3.




                                                                                /s/ Lee Barnett Sanders             4-5-00
**Intentional misstatements or omissions of facts constitute Federal            --------------------------------  ----------
Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                  **Signature of Reporting Person      Date


Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMD Number.